Exhibit 99.1

ATLANTIC AMERICAN REPORTS SECOND QUARTER EARNINGS

•	Insurance premiums increased 2.6% and 4.3% for the three month and six month periods ended June 30, 2017, respectively, as compared to the comparable periods of 2016
•
Net income for the three month and six month periods ended June 30, 2017 was $1.5 million and $1.2 million, respectively, as compared to $0.2 million and $1.1 million, respectively, for the comparable periods of 2016

ATLANTA, Georgia, August 14, 2017 - Atlantic American Corporation (Nasdaq-AAME) today reported net income of $1.5 million, or $0.07 per diluted share, for the three month period ended June 30, 2017, compared to net income of $0.2 million, or $0.01 per diluted share, for the three month period ended June 30, 2016.  For the six month period ended June 30, 2017, net income was $1.2 million, or $0.05 per diluted share, compared to net income of $1.1 million, or $0.05 per diluted share, for the comparable period in 2016.  Realized investment gains for the three month and six month periods ended June 30, 2017 were $1.4 million and $2.3 million, respectively, as compared to $0.1 million and $0.9 million in the comparable three month and six month periods of 2016.  Operating income (income before income taxes and realized investment gains, net) for the three month period ended June 30, 2017 was $0.8 million, as compared to $0.2 million for the three month period ended June 30, 2016.  For the six month period ended June 30, 2017, the Company had an operating loss of $0.4 million as compared to operating income of $0.8 million for the comparable six month period of 2016.  The operating loss was attributable to higher than expected levels of claims in both life and health lines of business during the first quarter of 2017.

Total revenues for the three month period ended June 30, 2017 were $43.6 million, increasing 4.2% from $41.9 million for the three month period ended June 30, 2016.  While life and health premiums increased 6.4%, property and casualty premiums decreased 4.6%.  For the six month period ended June 30, 2017, total revenues were $87.5 million, increasing 4.7% from the comparable 2016 period.  Premiums earned from the Company’s life and health operation increased 9.2% for the six month period ended June 30, 2017 while decreasing 4.6% in the property and casualty operation during the comparable period.

Commenting on the quarter, Hilton H. Howell, Jr., chairman, president and chief executive officer, noted, “We are pleased that the level of Medicare supplement benefit expenses and life insurance claims returned to historical levels in the second quarter.  Our distribution network for the life and health operation continues to perform exceptionally well and we expect another record year in premium growth.  In addition, the Worksite division has enjoyed a steady pace of sales activity and we believe they are well positioned going into the second half of the year when open enrollment kicks into high gear.  Although premiums in the property and casualty operations were down slightly, they continue to produce strong profits.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Interim Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended June 30,		Six months ended June 30,
(Unaudited; In thousands, except per share data)	2017	2016	2017	2016

Insurance premiums
Life and health	$26,989	$25,355	$54,680	$50,088
Property and casualty	13,131	13,767	26,222	27,492
Investment income	2,085	2,563	4,244	5,070
Realized investment gains, net	1,396	132	2,279	884
Other income	31	37	66	67

Total revenue	43,632	41,854	87,491	83,601

Insurance benefits and losses incurred
Life and health	19,100	18,105	40,813	35,016
Property and casualty	7,932	8,817	16,216	16,731
Commissions and underwriting expenses	11,010	10,954	21,624	22,781
Interest expense	424	385	833	758
Other expense	2,981	3,236	6,167	6,582

Total benefits and expenses	41,447	41,497	85,653	81,868

Income before income taxes	2,185	357	1,838	1,733

Income tax expense	725	116	599	594

Net income	$1,460	$241	$1,239	$1,139

Earnings per common share (basic and diluted)	$0.07	$0.01	$0.05	$0.05

Reconciliation of Non-GAAP Financial Measure

Net income	$1,460	$241	$1,239	$1,139
Income tax expense	725	116	599	594
Realized investment gains, net	(1,396)	(132)	(2,279)	(884)

Operating income (loss)	$789	$225	$(441)	$849

Selected Balance Sheet Data	June 30, 2017	December 31, 2016

Total cash and investments	$253,308	$257,429
Insurance subsidiaries	233,416	235,499
Parent and other	19,892	21,930
Total assets	332,741	318,600
Insurance reserves and policyholder funds	176,780	162,679
Debt	33,738	33,738
Total shareholders' equity	107,536	105,506
Book value per common share	5.00	4.89
Statutory capital and surplus
Life and health	30,137	33,430
Property and casualty	42,482	41,489